Press Release	Source: Western Standard Energy Corp.

Western Standard Energy Announces Agreement to Acquire
Additional Bakken, Lodgepole Reef Prospect
Friday April 18, 9:00 am ET

WILLISTON, N.D.--(BUSINESS WIRE)--Western Standard Energy Corp., (OTCBB:WSEG - News) (or the “Company”), an oil and gas exploration company, is pleased to announce it has signed a Memorandum of Intent to acquire the Rocheford 27-1 Lodgepole Reef Prospect located in Stark County, North Dakota. Prior to the acquisition, the Company sought out the expert assessment of independent, third-party geologist Jamil Azad who was of the opinion that the geochemically high graded Rocheford 27-1 prospect can be expected to produce commercial quantities of oil.

This prospect would mark the Company’s seventh Lodgepole Reef property located in North Dakota’s prolific Bakken Formation. According to a report released on April 10, 2008 by the United States Geological Survey (“USGS”), “North Dakota and Montana have an estimated 3.0 to 4.3 billion barrels of undiscovered, technically recoverable oil in an area known as the Bakken Formation.”. This estimate shows a significant leap from an estimate made by the government agency during its last assessment of the area in 1995, which showed a potential recoverable 151 million barrels of oil.

The Lodgepole Prospect is the third area that Western Standard is involved with in the Bakken Formation. Accompanying this play are Western Standard’s Starbuck East and State Lease Prospects in Montana, also located on the Bakken Formation. Upon official acquisition of the Rocheford 27-1 Lodgepole Reef Prospect, the land is set to be surveyed and preparations will be made to bond the well.

"We are pleased to have gained another opportunity to expand our operations in the Bakken Formation," stated Dan Bauer, President and CEO of Western Standard Energy. “Coupling the geological report and that from the USGS, we believe this prospect can be an integral part of our expansion and development within the region. We will continue to seek out new opportunities to broaden our interests in this area as we believe it is key to our growing value.”

The results of the USGS assessment can be downloaded from the US Geological Survey website at:

http://pubs.usgs.gov/fs/2008/3021/

About Western Standard Energy Corp. (the “Company”)

Western Standard Energy Corp. is an independent oil and gas exploration company. The Company aims to secure and develop a portfolio of oil and gas properties throughout the Central and Western United States of America. The Company is a publicly traded company and trades on the OTC BB under the ticker symbol: WSEG. Shareholders are invited to contact corporate communications toll free at (888) 956-7843 for further information or to visit our website at www.western-standard.com.

Western Standard Energy Corp.

Dan Bauer, President

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements in this news release include that the Company will acquire, then survey, bond and drill on the Rocheford 27-1 Lodgepole Reef Prospect; that the property will produce commercial quantities of oil;; that this prospect can be an integral part of our expansion and development in the region; and that the Company will aim to secure and develop a portfolio of oil and gas properties throughout the region, and the Central and Western United States of America. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the inability to agree with the seller of the property on terms of a final agreement; our potential inability to pay the required purchase price; the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, and the likelihood that no commercial quantities of oil or gas are found or recoverable. Readers should also refer to the risk disclosures outlined in the Company’s quarterly reports on Form 10-QSB, annual reports on Form 10-KSB and the Company’s other disclosure documents filed from time-to-time with the Securities and Exchange Commission available at www.sec.gov.

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10-KSB and quarterly reports on Form 10-QSB available from us or the SEC.

Contact:
Western Standard Energy Corp.
Investor Relations
Dan Bauer, 1-888-956-7843
ir@western-standard.com
www.western-standard.com

Source: Western Standard Energy Corp.